                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549






                                 FORM 8-K/A

                               CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


    DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  NOVEMBER 25, 1997



                          ASPECT DEVELOPMENT, INC.
           (Exact name of registrant as specified in its charter)

            DELAWARE                         0-20749                     25-1622857
  (State or other jurisdiction of     (Commission File Number)       (I.R.S. Employer)
   incorporation or organization)                                   Identification No.)

        1300 CHARLESTON ROAD                                    94043
      MOUNTAIN VIEW, CALIFORNIA
(Address of principal executive offices)                      (Zip Code)


     Registrant's telephone number, including area  code:  (650) 428-2700

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial statements of CADIS, Inc., required by Item 7(a) of Form 8-K, prepared pursuant to Rule 3-05 of Regulation S-X and filed in accordance with Item 7(a)(4) of Form 8-K:


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
   CADIS, Inc.:


We have audited the accompanying consolidated balance sheets of CADIS, Inc. (a Delaware corporation) and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock, junior mandatorily redeemable preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CADIS, Inc. and subsidiary as of December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Denver, Colorado,
 January 15, 1997.

                                  CADIS, INC.
                                  -----------


                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------




                                                                   December 31,
                                                        ---------------------------------      September 30,
                        ASSETS                                1995              1996                1997
                        ------                          --------------    ---------------    ------------------
                                                                                                (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents                                $1,128,183        $ 7,051,397           $ 4,158,399
 Short-term investments                                    1,807,867          2,962,238                 -
 Accounts receivable, net of allowance for
   doubtful accounts of $0, $0 and
   $258,705 (unaudited), respectively                        309,700          2,923,395             2,384,016
 Other receivables                                            51,633             50,559               105,090
 Prepaid expenses and other                                   78,653            262,774               705,147
                                                          ----------        -----------           -----------
       Total current assets                                3,376,036         13,250,363             7,352,652
                                                          ----------        -----------           -----------
PROPERTY AND EQUIPMENT, at cost:
 Office equipment                                             73,520            104,762                83,061
 Furniture and fixtures                                       96,177            123,316               369,333
 Computer software                                           218,235            354,119               402,855
 Computer hardware                                           888,263          1,349,501             1,827,149
 Leasehold improvements                                         -                  -                   69,627
 Automobiles                                                    -                  -                   66,853
                                                          ----------        -----------           -----------
                                                           1,276,195          1,931,698             2,818,878
 Less- Accumulated depreciation                             (556,155)          (908,932)           (1,346,221)
                                                          ----------        -----------           -----------
       Property and equipment, net                           720,040          1,022,766             1,472,657
                                                          ----------        -----------           -----------
OTHER ASSETS                                                  84,146               -                     -
                                                          ----------        -----------           -----------
                                                          $4,180,222        $14,273,129           $ 8,825,309
                                                          ==========        ===========           ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                                  CADIS, INC.
                                  -----------


                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------



                                                                                               December 31,
                           LIABILITIES AND                                            ---------------------------   September 30,
                           ---------------                                                 1995           1996           1997
                        STOCKHOLDERS' DEFICIT                                         -------------  ------------   -------------
                        ---------------------                                                                        (Unaudited)
CURRENT LIABILITIES:
  Accounts payable                                                                    $    128,621   $    185,564    $    481,616
  Accrued compensation and other
    accrued liabilities                                                                    132,111        502,509         482,244
  Deferred revenue                                                                         211,583      1,071,497       1,098,341
  Prepaid royalties                                                                              -        536,000         458,101
                                                                                       ------------   ------------    ------------
       Total current liabilities                                                           472,315      2,295,570       2,520,302
                                                                                       ------------   ------------    ------------

LONG-TERM LIABILITIES:
  Deferred revenue                                                                               -              -         330,000
  Long-term capital lease obligation                                                             -              -          49,405
                                                                                       ------------   ------------    ------------
       Total long-term liabilities                                                               -              -         379,405
                                                                                       ------------   ------------    ------------
COMMITMENTS AND CONTINGENCIES
  (Notes 3 and 6)

MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 3), $.01 par value, aggregate liquidation preference of $12,799,997 at December 31, 1995, and $23,760,997 at December 31, 1996 and September 30, 1997
 (unaudited); 11,356,579 shares authorized at each date; 7,143,874 shares issued and outstanding at December 31, 1995, and 9,370,874 shares issued and outstanding at December 31, 1996 and September 30, 1997
 (unaudited); and none issued and outstanding on an unaudited pro forma
 basis                                                                                   12,799,997     23,098,864      23,098,864

JUNIOR MANDATORILY REDEEMABLE PREFERRED STOCK (Note 3), 1,985,705 shares authorized, issued and outstanding, entitled to preference in liquidation of $1,985,705 after payment to holders of mandatorily
 redeemable convertible preferred stock                                                   1,985,705      1,985,705       1,985,705

STOCKHOLDERS' DEFICIT:
 Common stock, $.01 par value, 15,000,000 shares
   authorized, 1,076,046, 1,960,314 and
   2,025,100 (unaudited) shares issued and
   outstanding, respectively                                                                 10,760         19,603          20,250
 Additional paid-in capital                                                               4,109,347      4,204,718       4,218,319
 Accumulated deficit                                                                    (15,194,511)   (17,318,808)    (23,378,100)
 Cumulative currency translation adjustment                                                  (3,391)       (12,523)        (19,436)
                                                                                       ------------   ------------    ------------
       Total stockholders' deficit                                                      (11,077,795)   (13,107,010)    (19,158,967)
                                                                                       ------------   ------------    ------------
                                                                                       $  4,180,222   $ 14,273,129    $  8,825,309
                                                                                       ============   ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                                  CADIS, INC.
                                  -----------


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------

                                                                                 For the Nine Months
                                         For the Years Ended December 31,         Ended September 30,
                                     ---------------------------------------   -------------------------
                                         1994          1995          1996          1996         1997
                                     -----------   -----------   -----------   -----------   -----------
                                                                                      (Unaudited)
REVENUE:
 License fees                        $   520,000   $   980,319   $ 3,779,622   $ 2,565,741   $ 2,082,540
 Service fees                            283,000       713,436     1,994,087     1,233,147     1,286,631
 Maintenance fees                         12,188       176,630       449,287       207,615       694,785
                                     -----------   -----------   -----------   -----------   -----------
    Total revenue                        815,188     1,870,385     6,222,996     4,006,503     4,063,956
                                     -----------   -----------   -----------   -----------   -----------
COST OF REVENUE:
 Service fees                            301,259       678,675     1,010,119       400,272     1,479,656
 Maintenance fees                              -       204,743        89,491        68,926       118,345
                                     -----------   -----------   -----------   -----------   -----------
    Total cost of revenue                301,259       883,418     1,099,610       469,198     1,598,001
                                     -----------   -----------   -----------   -----------   -----------
GROSS PROFIT                             513,929       986,967     5,123,386     3,537,305     2,465,955
                                     -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
 Research and development                916,168     1,172,352     1,709,755     1,229,937     1,860,866
 General and administrative              544,793       593,299     1,055,278       666,435       756,048
 Sales and marketing                     934,767     2,637,846     4,721,401     3,184,073     6,193,578
                                     -----------   -----------   -----------   -----------   -----------
     Total operating
       expenses                        2,395,728     4,403,497     7,486,434     5,080,445     8,810,492
                                     -----------   -----------   -----------   -----------   -----------
LOSS FROM OPERATIONS                  (1,881,799)   (3,416,530)   (2,363,048)   (1,543,140)   (6,344,537)

OTHER INCOME, net                         33,944       189,918       238,751       141,035       285,245
                                     -----------   -----------   -----------   -----------   -----------
NET LOSS                             $(1,847,855)  $(3,226,612)  $(2,124,297)  $(1,402,105)  $(6,059,292)
                                     ===========   ===========   ===========   ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                  CADIS, INC.
                                  -----------


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------



                                                                                               For the Nine Months
                                                       For the Years Ended December 31,         Ended September 30,
                                                   ---------------------------------------   -------------------------
                                                      1994          1995          1996          1996         1997
                                                   -----------   -----------   -----------   -----------   -----------
                                                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                          $(1,847,855)  $(3,226,612)  $(2,124,297)  $(1,402,105)  $(6,059,292)
 Adjustments to reconcile net loss to net cash
   used in operating activities-
     Depreciation and amortization                     143,805       263,138       435,182       237,804       495,700
     (Gain) loss on disposal of assets                    (502)          526        (8,694)            -        10,952
     Change in-
       Prepaid expenses and other assets              (150,132)       (5,781)      (99,975)     (101,542)     (442,373)
       Receivables                                    (166,573)     (194,760)   (2,612,621)     (953,605)      484,848
       Accounts payable                                 34,610        85,180        56,943       (44,522)      296,052
       Accrued compensation and other
         accrued liabilities                            28,824        51,846       370,398       165,265       (20,265)
       Deferred revenue and prepaid royalties          189,763        21,820     1,395,914       277,358       278,945
                                                   -----------   -----------   -----------   -----------   -----------
         Net cash used in operating activities      (1,768,060)   (3,004,643)   (2,587,150)   (1,821,347)   (4,955,433)
                                                   -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                  (316,170)     (614,466)     (755,369)     (279,009)     (921,927)
 Proceeds from sale of property and equipment            1,577         1,039        26,155             -        14,789
 Purchases of short-term investments                  (986,431)   (6,306,789)   (9,874,125)   (6,993,161)            -
 Sales and maturities of short-term investments        400,000     5,085,353     8,719,754     1,850,000     2,962,238
                                                   -----------   -----------   -----------   -----------   -----------
         Net cash (used in) provided by
           investing activities                       (901,024)   (1,834,863)   (1,883,585)   (5,422,170)    2,055,100
                                                   -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of preferred stock           2,299,999     4,999,998    10,961,000    10,961,000             -
 Proceeds from issuance of common stock                 58,000        15,000       105,455       104,530        14,248
 Stock issuance costs                                  (15,827)      (20,280)     (663,374)     (626,562)            -
                                                   -----------   -----------   -----------   -----------   -----------
         Net cash provided by
           financing activities                      2,342,172     4,994,718    10,403,081    10,438,968        14,248
                                                   -----------   -----------   -----------   -----------   -----------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                    (326,912)      155,212     5,932,346     3,195,451    (2,886,085)

EFFECT OF EXCHANGE RATE CHANGES ON CASH                      -        (3,391)       (9,132)       (9,015)       (6,913)

CASH AND CASH EQUIVALENTS,
 beginning of period                                 1,303,274       976,362     1,128,183     1,128,183     7,051,397
                                                   -----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period           $   976,362   $ 1,128,183   $ 7,051,397   $ 4,314,619   $ 4,158,399
                                                   ===========   ===========   ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
   Property purchased under capital leases         $         -   $         -   $         -   $         -   $    49,405
                                                   ===========   ===========   ===========   ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                  CADIS, INC.
                                  -----------


               CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE
               -------------------------------------------------
                CONVERTIBLE PREFERRED STOCK, JUNIOR MANDATORILY
                -----------------------------------------------
              REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
              ----------------------------------------------------



                                 Mandatorily                                             Stockholders' Deficit
                                  Redeemable         Junior Mandatorily     -----------------------------------------------------
                                 Convertible              Redeemable                                      Cumulative
                               Preferred Stock         Preferred Stock        Common Stock    Additional   Currency
                             ----------------------  ---------------------  -----------------   Paid-in  Translation  Accumulated
                              Shares      Amount     Shares       Amount     Shares   Amount    Capital   Adjustment    Deficit
                             ---------  -----------  ---------  ----------  --------  -------  ---------  ----------  -----------
BALANCES, December 31, 1993  4,592,593  $ 5,500,000  1,985,705  $1,985,705   396,046  $ 3,960  $4,079,254   $      -   $(10,120,044)


 Issuance of common stock
   upon exercise of stock
   options at $.10 per
   share, in April and
   June 1994                         -            -          -           -   580,000    5,800      52,200          -              -
 Issuance of Series D
   convertible preferred
   stock for cash of $2.60
   per share in June 1994,
   including issuance
   costs of $15,827            884,615     2,299,999          -           -        -        -     (15,827)         -              -
 Net loss                            -             -          -           -        -        -           -          -     (1,847,855)

                             ---------  ------------  ---------  ----------  -------  -------  ----------   --------   ------------
BALANCES, December 31, 1994  5,477,208     7,799,999  1,985,705   1,985,705  976,046    9,760   4,115,627          -    (11,967,899)


 Issuance of Series E
   convertible preferred
   stock for cash of
   $3.00 per share, in
   May 1995, including
   issuance costs of
   $20,280                   1,666,666     4,999,998          -           -        -        -     (20,280)         -              -
 Issuance of common stock
   upon exercise of stock
   options at $.15 per
   share, in June 1995               -             -          -           -  100,000    1,000      14,000          -              -
 Net loss                            -             -          -           -        -        -           -          -     (3,226,612)

 Net change in cumulative
   currency translation
   adjustments, net of tax           -             -          -           -        -        -           -     (3,391)             -
                             ---------  ------------  ---------  ----------  -------  -------  ----------   --------   ------------
BALANCES, December 31, 1995  7,143,874    12,799,997  1,985,705   1,985,705 1,076,046  10,760   4,109,347     (3,391)   (15,194,511)


 Issuance of common stock
   upon exercise of stock
   options at $.10 per
   share, in February,
   April, May 1996                   -             -          -           -  611,395    6,114      55,026          -              -
 Issuance of common stock
   upon exercise of stock
   options at $.15 per
   share, in April,
   May and June 1996                 -             -          -           -  250,310    2,503     35,043           -              -
 Issuance of common stock
   upon exercise of stock
   options at $.30 per
   share, in April and
   December 1996                     -             -          -           -   22,563      226      6,543           -              -
 Issuance of Series E
   convertible preferred
   stock for cash of
   $3.00 per share, in
   February 1996,
   including issuance
   costs of $1,241              87,000       261,000          -           -        -        -      (1,241)         -              -
 Issuance of Series F
   convertible preferred
   stock for cash of
   $5.00 per share, in
   August 1996, net
   of issuance costs
   of $662,133               2,140,000    10,037,867          -           -        -        -           -          -              -
 Net loss                            -             -          -           -        -        -           -          -     (2,124,297)

 Net change in cumulative
   currency translation
   adjustments, net of tax           -             -          -           -        -        -           -     (9,132)             -
                             ---------  ------------  ---------  ----------  -------  -------  ----------   --------   ------------
BALANCES, December 31, 1996  9,370,874    23,098,864  1,985,705   1,985,705 1,960,314  19,603   4,204,718    (12,523)   (17,318,808)


 Issuance of common stock
   upon exercise of stock
   options at $.10, in
   January 1997 (unaudited)          -             -          -           -   10,938      109         985          -              -
 Issuance of common stock
   upon exercise of stock
   options at $.15, in
   June 1997 (unaudited)             -             -          -           -   20,000      200       2,800          -              -
 Issuance of common stock
   upon exercise of stock
   options at $.30, in
   January and May 1997
   (unaudited)                       -             -          -           -   33,848      338       9,816          -              -
 Net loss (unaudited)                -             -          -           -        -        -           -          -     (6,059,292)

 Net change in cumulative
   currency translation
   adjustments, net of tax
   (unaudited)                       -             -          -           -        -        -           -     (6,913)             -
                             ---------  ------------  ---------  ----------  -------  -------  ----------   --------   ------------
BALANCES, September 30,
 1997 (unaudited)            9,370,874   $23,098,864  1,985,705  $1,985,705 2,025,100 $20,250  $4,218,319   $(19,436)  $(23,378,100)

                             =========  ============  =========  ========== ========= =======  ==========   ========   ============

      The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                  CADIS, INC.
                                  -----------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

            (INFORMATION AS OF SEPTEMBER 30, 1996, AND FOR THE NINE
            -------------------------------------------------------
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)
             ------------------------------------------------------


(1)  ORGANIZATION AND BUSINESS
     -------------------------

CAD Information Systems, Inc. was incorporated in the state of Delaware on May 5, 1987. In December 1991, the name was changed to CADIS, Inc. On August 15, 1995, CADIS, Inc. Formed a wholly owned subsidiary, Cadis International, Inc. (collectively the "Company") which was incorporated in the state of Colorado. The Company develops and markets computer software that allows retrieval of information objects based on their parametric attributes and provides services that transform a customer's existing data into an object-oriented database for retrieval by the software. The Company currently has two applications for the technology. The first application is the management and control of part number and other related information at discrete manufacturing enterprises. The second application is for use as a search engine on the World Wide Web. Subsequent to license and installation of its software, the Company provides its customers with data structuring services, implementation assistance, technical support, and product enhancements. Prior to 1994, the Company was in the development stage.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Principles of Consolidation
     ---------------------------

The accompanying consolidated financial statements include the accounts of CADIS, Inc. and its wholly owned subsidiary. All significant intercompany transactions have been eliminated in the accompanying consolidated financial statements.

     Cash and Cash Equivalents
     -------------------------

For purposes of reporting cash flows, cash and cash equivalents include investments in highly liquid investments with an original maturity of three months or less.

     Short-Term Investments
     ----------------------

Effective December 31, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Under SFAS No. 115, debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains or losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported in a separate component of stockholders' equity.

The Company's short-term investments at December 31, 1995 and 1996, consist of obligations of the U.S. government and are classified as held-to-maturity; accordingly, the Company has stated its short-term investments at amortized cost.

     Property and Equipment
     ----------------------

Property and equipment are stated at cost and depreciation is provided using straight-line and accelerated depreciation methods over the estimated useful lives of the respective assets, generally three to five years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Leasehold improvements are capitalized and amortized over the shorter of the lease term or their estimated useful life.

     Revenue Recognition
     -------------------

The Company generates revenue from three sources: (i) fees for the license of the Company's proprietary software products (ii) maintenance fees which give the customer the right to updates of the Company's software when issued by the Company and telephone support fees paid by the customer in advance on a periodic basis, and (iii) data conversion, implementation and training services.

Revenue from license fees of the Company's software products is recognized upon delivery of the software to the customer, provided that the Company has satisfied all significant performance obligations, unless the terms of the sales arrangement contains non-standard customer acceptance criteria. Until all such significant performance obligations and all acceptance criteria are satisfied, software revenue is deferred until such obligations are no longer significant and/or until customer acceptance has occurred. Revenue from maintenance and support agreements are deferred and recognized ratably over the term of the agreements. Implementation, training, consulting and other service revenue is generally recognized as the services are performed.

Sales agreements with distributors of the Company's product typically do not include any rights of return, commitments to provide updates to the distributor or provisions for the future adjustment of the selling price. The Company recognizes revenue from these transactions at the time the products are shipped to the end-user site, unless the Company has other obligations with regard to the sale to the end user. In such cases, revenue is not recognized until the Company's obligations are substantially completed.

The Company currently derives substantially all of its revenue from the licensing of its client/server and internet data management software and fees from related services. These products and services are expected to continue to account for substantially all of the Company's revenue for the foreseeable future.

   Software Development Costs
   --------------------------

Research and development costs are expensed as incurred and consist of salaries and other direct costs. Capitalization of software development costs commences upon the establishment of technological feasibility of the product. The Company's software products are deemed to be technologically feasible at the point a working model of the software product is developed, which is generally at or near the point the Company commences field testing of the software. Through December 31, 1996 and September 30, 1997 (unaudited), for the products developed by the Company, the period from field testing to the general customer release of the software has been brief and, accordingly, the Company has not capitalized any qualifying software development costs in the accompanying financial statements.

   Interim Results (Unaudited)
   ---------------------------

The accompanying consolidated balance sheets as of September 30, 1997, the consolidated statements of operations and of cash flows for the nine months ended September 30, 1996 and 1997, and the consolidated statement of mandatorily redeemable convertible preferred stock, junior mandatorily redeemable preferred stock and stockholders' deficit for the nine months ended September 30, 1997, are unaudited. In the opinion of the Company's management, the consolidated statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

   Use of Estimates
   ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Foreign Currency Translation
   ----------------------------

The functional currency of the foreign subsidiary is the local currency. Translation of balance sheet amounts to U. S. Dollars is based on the exchange rate as of the balance sheet date. Income statement and cash flow statement amounts are translated at the average exchange rate for the period. Cumulative currency translation adjustments are presented as a separate component of stockholders' equity.

Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise.
Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translation) or realized (upon settlement of the transactions). Unrealized transaction gains and losses applicable to long-term intercompany investments by the U.S. parent in its foreign subsidiary have been included in the cumulative currency translation adjustments to stockholders' equity.

   Concentration of Credit Risk
   ----------------------------

The Company has no significant off balance-sheet concentrations of credit risk, such as foreign exchange contracts, options contracts or other hedging arrangements. The Company maintains the majority of its cash and cash equivalents with financial institutions in the form of demand deposits and U.S. government securities.

The Company performs on-going evaluation of its customers' financial condition and generally does not require collateral. Its accounts receivable balances are primarily domestic and are concentrated among Fortune 500 Companies. Accounts receivable also includes amounts due under contracts for services performed but not yet been billed.

   Income Taxes
   ------------

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. Deferred tax liabilities are recognized for the expected future tax consequences of taxable temporary differences. Deferred tax assets are recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards.
Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax assets which more likely than not, based on current circumstances, are not expected to be realized (see Note 8).

   Reclassifications
   -----------------

Certain prior year balances have been reclassified to conform to the current year presentation.

(3)   MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
      ------------------------------------------------------
      JUNIOR MANDATORILY REDEEMABLE PREFERRED STOCK
      ---------------------------------------------

The Company is authorized to issue 11,356,579 shares of mandatorily redeemable convertible preferred stock and 1,985,705 of junior mandatorily redeemable preferred stock. Under the articles of incorporation, shares of mandatorily redeemable convertible preferred stock may be issued from time to time in one or more series with designations, rights, preferences and limitations established by the Company's board of directors (the "Board of Directors"). Mandatorily redeemable convertible preferred stock and junior mandatorily redeemable preferred stock ("Junior Preferred") issuances through December 31, 1995 and 1996 and

September 30, 1997 (unaudited) are summarized as follows (liquidation preferences may be adjusted under certain conditions, as discussed below):

                                                             For the Years Ended December 31,          For the Nine Months
                                                       --------------------------------------------            Ended
                                                               1995                    1996             September 30, 1997
                                                       --------------------    --------------------   ----------------------
                                                        Shares      Amount      Shares      Amount      Shares       Amount
                                                       --------    --------    --------    --------   ----------    --------
                                                                                                            (Unaudited)
Mandatorily redeemable convertible preferred stock,
  $.01 par value, 11,356,579 shares authorized,
  stated at redemption value:
  Series B mandatorily redeemable convertible
     preferred stock, 2,000,000 shares authorized,
     entitled to a preference in liquidation
     of $2,000,000                                     2,000,000  $ 2,000,000  2,000,000  $ 2,000,000  2,000,000  $ 2,000,000
  Series C mandatorily redeemable convertible
     preferred stock, 2,592,593 shares authorized,
     entitled to a preference in liquidation
     of $3,500,000                                     2,592,593    3,500,000  2,592,593    3,500,000  2,592,593    3,500,000
  Series D mandatorily redeemable convertible
     preferred stock, 884,615 shares authorized,
     entitled to a preference in liquidation
     of $2,299,999                                       884,615    2,299,999    884,615    2,299,999    884,615    2,299,999
  Series E mandatorily redeemable convertible
     preferred stock, 1,753,666 shares authorized,
     entitled to preference in liquidation
     of $4,999,998 and $5,260,998                      1,666,666    4,999,998  1,753,666    5,260,998  1,753,666    5,260,998
  Series F mandatorily redeemable convertible
     preferred stock, 2,140,000 shares authorized,
     entitled to preference in liquidation
     of $10,700,000, presented net of $662,133
     of offering costs                                         -            -  2,140,000   10,037,867  2,140,000   10,037,867
                                                       ---------  -----------  ---------  -----------  ---------  -----------
                                                       7,143,874  $12,799,997  9,370,874  $23,098,864  9,370,874  $23,098,864
                                                       =========  ===========  =========  ===========  =========  ===========

 Junior mandatorily redeemable preferred stock,
   1,985,705 shares authorized, entitled to
   preference in liquidation of $1,985,705 after
   payment to holders of Series B, C, D, E, and F
   mandatorily redeemable convertible
   preferred stock                                     1,985,705  $ 1,985,705  1,985,705  $ 1,985,705  1,985,705  $ 1,985,705
                                                       =========  ===========  =========  ===========  =========  ===========


Holders of Series B and C mandatorily redeemable convertible preferred stock are entitled to annual dividends of $.08 per share, holders of Series D are entitled to annual dividends of $.156 per share, holders of Series E are entitled to annual dividends of $.18 per share, and holders of Series F are entitled to annual dividends of $.30 per share only when and if declared by the Board of Directors and only if declared and paid for all Series B, C, D, E and F (collectively referred to as "Senior Preferred"). Holders of Junior Preferred are not entitled to dividends. No distributions may be made to holders of Junior Preferred or common stock until all dividends declared on Senior Preferred have been paid. Dividends are not cumulative and accrue only to the extent they are declared but unpaid. No dividends have been declared on any class of the Company's stock in any period presented.

Each holder of shares of Series F shares has preference over holders of Series B, C, D and E, Junior Preferred and common stock in the event of liquidation of the Company (including certain change of control events--Note 10) and is entitled to $2.00 per share. After such payment to Series F, holders of Series B, C, D, E and F have a preference over holders of the Junior Preferred and common stock in the event of liquidation of the Company (including certain change of control events--Note 10) and are entitled to $1.00, $1.35, $2.60, $3.00 and an additional $3.00 per share, respectively, plus declared and unpaid dividends, if any. After such payment is made to holders of Senior Preferred, holders of Junior Preferred are entitled to $1.00 per share. After such payment is made to holders of Junior Preferred, common stockholders are entitled to $.50 per share plus declared and unpaid dividends, if any. After all such payments have been made, any remaining assets will be distributed to holders of Senior Preferred and common stockholders on an as-if-converted to common stock basis.

In the event of certain changes in ownership of the Company (see Note 10), the Series E and F conversion prices become subject to adjustment formulas. Where consideration paid to the holders of Series E would be less than three times the Series E liquidation preference amount per share but more than 1.6 times the Series E liquidation preference amount per share, then the Series E conversion price shall be decreased so that the sale price equals three times the Series E liquidation preference amount, but the Series E conversion price will not be decreased to less than $2.47 per share. In the event that the Series E conversion price is adjusted, the Series F conversion price shall automatically be adjusted based on a formula defined in the articles of incorporation.

Series F is mandatorily redeemable by the Company at $5.00 per share. After such payment to Series F, Series B, C, D and E are mandatorily redeemable by the Company at $1.00, $1.35, $2.60 and $3.00 per share, respectively. The redemption value of Series F is presented net of offering costs of $662,133 at December 31, 1996 and September 30, 1997. Such offering costs will be accreted to the earliest date of redemption. Accretion of such amounts was not material to the Company's results of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997 (unaudited). The number of shares mandatorily redeemable on each of July 31, 2000, 2001 and 2002 is equal to 33%, 50% and 100%, respectively, of the number of shares held by each holder on that date, reduced by any shares for which the holder exercises the right to convert shares of Senior Preferred to shares of common stock between the notice of redemption and the date of redemption. At December 31, 1996 and September 30, 1997 (unaudited), shares of Senior Preferred currently are convertible at the option of the holder into one share of common stock. The conversion rate is subject to adjustment based on a formula to prevent dilution, as well as under other specified conditions or events (see Note 10).

Each share of Senior Preferred is automatically convertible into common stock immediately prior to the closing of a public offering which meets certain conditions, or with respect to a particular Series upon the vote or written consent of a specific percentage of the holders of such Series, or upon conversion of at least 75% of such Series.

The Junior Preferred is mandatorily redeemable at $1.00 per share in the event of a public offering which meets certain conditions. It is also mandatorily redeemable at $1.00 per share on each of July 31, 2000, 2001 and 2002, subject to the senior redemption right of the Senior Preferred on those dates. The number of shares redeemable on such dates is 33%, 50% and 100%, respectively, times the number of shares of redeemable preferred stock held by each holder on that date. If the Company does not have sufficient funds to redeem the stock as described, the legally available funds will be used to redeem the stock on a proportional basis. Any redeemable preferred stock remaining outstanding on July 31, 2002, will be redeemed at a rate of 33%, 50% and 100% on July 31, 2003, 2004 and 2005, respectively. The Company may redeem the Junior Preferred Stock at $1.00 per share at any time subject to the written consent of at least 50% of the holders of Senior Preferred at the time.

(4)  STOCK OPTION PLAN
     -----------------

The Company has adopted a stock option plan (the "Plan") to provide directors, officers and other employees options to purchase up to 3,100,000 shares (Note
10) of the Company's common stock. Under the terms of the Plan, the Board of Directors may grant either "nonqualified" or "incentive" stock options as defined by the Internal Revenue Code and related regulations. Under the terms of the Plan, the purchase price of the shares subject to an incentive stock option will be the fair market value of the Company's common stock on the date the option is granted. The purchase price of a nonqualified option must comply with applicable provisions of the Plan. If the grantee owns more than 10% of the total combined voting power or value of all classes of stock on the date of grant, the purchase price of an incentive stock option shall be at least 110% of the fair market value at the date of grant and the exercise term will be up to five years from the date of grant. All other options granted under the Plan are exercisable up to 10 years from the date of grant.

The following summarizes stock option activity for 1994, 1995 and 1996. Options issued to date vest over a four-year period, with 25% becoming exercisable after one year from the date of grant and 2.08% becoming exercisable per month thereafter. The Company accounts for the Plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", under which no compensation expense has been recognized.

Had compensation cost for these plans been determined consistent with the fair value approach prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for

Stock-Based Compensation" ("SFAS No. 123"), the Company's net loss would have increased to the following pro forma amounts:

                              1995        1996
                           ----------  ---------
          Net loss:
            As reported    $3,226,612  $2,124,297
                           ==========  ==========
            Pro forma      $3,251,184  $2,177,914
                           ==========  ==========


The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used for grants:

                                            1995      1996
                                          --------  --------
          Risk-free interest rates           6.13%     5.93%
          Expected dividend yield rates         0%        0%
          Expected lives                   4 years   4 years
          Expected volatility                .001%     .001%

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

A summary of the status of the Company's stock option plan at December 31, 1994, 1995 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                            1994                    1995                   1996
                                    ---------------------   ---------------------   ---------------------
                                                Weighted-               Weighted-              Weighted-
                                                 Average                 Average                Average
                                                Exercise                Exercise               Exercise
        Fixed Options                 Shares      Price      Shares       Price      Shares      Price
--------------------------------    ---------   --------   ----------   ---------  ---------   ---------
Outstanding at beginning of year    1,856,000        $.12   1,314,000        $.13  1,579,500        $.17
Granted                                61,000         .26     387,500         .30    338,000         .41
Exercised                            (580,000)        .10    (100,000)        .15   (884,268)        .12
Forfeited                             (23,000)        .17     (22,000)        .17   (258,544)        .24
                                    ---------              ----------              ---------
Outstanding at end of year          1,314,000         .13   1,579,500         .17    774,688         .31
                                    =========              ==========              =========

Exercisable at end of year            568,677         .14     882,183         .12    255,577         .21
                                    =========              ==========              =========

Weighted average fair value of
 options granted                                                 $.06                   $.09
                                                           ==========              =========


The following table summarizes information about the stock options outstanding at December 31, 1996:

                                         Options Outstanding     Options Exercisable
                                       -----------------------   --------------------
                                        Weighted-
                                         Average    Weighted-               Weighted-
                                        Remaining    Average                 Average
           Range of          Number    Contractual   Exercise     Number     Exercise
       Exercise Prices    Outstanding     Life        Price    Exercisable    Price
     ------------------   -----------  -----------  ---------  -----------  ----------
          $.10 to $.15        178,043    6.4 years       $.15      149,854       $.15
                  $.30        409,645    8.6 years       $.30      105,723        .30
                  $.50        187,000    9.7 years       $.50            -          -
                              -------  -----------       ----      -------       ----
          $.10 to $.50        774,688    8.7 years       $.31      255,577       $.21
                              =======  ===========       ====      =======       ====

(5)  LICENSE AND DISTRIBUTION AGREEMENTS
     -----------------------------------

     License Agreements
     ------------------

During 1996 and 1997 (unaudited), the Company entered into various license and distribution agreements. Under the terms of the agreements, the Company granted third parties royalty- bearing, non-exclusive, worldwide rights to replicate and license certain of the Company's products in certain defined territories, on a standalone basis or as an integrated product in conjunction with the third party's products. In consideration for the rights granted to it under the agreements, the third parties made prepayments of royalties to the Company which are generally non-refundable. The third parties will credit the prepayments against the royalties due to the Company. The Company has included these prepayments in prepaid royalties in the December 31, 1996 and September 30, 1997 (unaudited), consolidated balance sheets and will recognize the prepayments into income as the related software is licensed to end users and royalties became due to the Company or at the time the ability of the third parties to offset prepayments against such royalties has lapsed.

(6)  COMMITMENTS AND CONTINGENCIES
     -----------------------------

Rent expense for the years ended December 31, 1994, 1995 and 1996 was $145,371, $341,027 and $267,285, respectively. As discussed in Note 10, subsequent to December 31, 1996 the Company signed a lease agreement for new space.

The Company leases its office space under a noncancellable lease agreement, which expires in June 1997. Aggregate future minimum annual rental commitments under noncancellable operating leases are as follows:

          Year ending December 31-
              1997                               $127,394
                                                 --------
                                                 $127,394
                                                 =======

(7)  SIGNIFICANT CUSTOMERS
     ---------------------

Below is a listing of major customers, each of which comprised more than 10% of revenue:

                                                                       For the Nine
                                  For the Year Ended December 31,      Months Ended
                                   1994       1995          1996     September 30, 1997
                                 --------   --------      --------   ------------------
                               (Unaudited)
        Customer 1                   - %        - %          15%             2%
        Customer 2                   - %        14%          13%             4%
        Customer 3                   - %        - %          13%             3%
        Customer 4                   23%        39%           3%             4%
        Customer 5                   - %        - %          10%             7%
        Customer 6                   - %        - %          - %            17%
        Customer 7                   20%         3%          - %             1%
        Customer 8                   15%         1%          - %            - %
        Customer 9                   33%         6%           2%             2%

The Company's revenue is derived primarily from licenses, maintenance and service fees related to its two software products from large manufacturers in the United States. The Company has historically sold primarily to financially stable institutions and has not obtained collateral. The Company has not incurred significant credit losses during any of the periods presented.


(8)  INCOME TAXES
     ------------

Due to a change in ownership in 1991, the utilization of the tax net operating losses incurred prior to that date are limited. Accordingly, for income tax return reporting purposes, the Company may utilize approximately $10,500,000 of net operating loss carryforwards which expire, if not previously utilized, beginning in 2007 and approximately $390,000 of general business tax credit carryforwards which expire, if not previously utilized, beginning in 2007. The Tax Reform Act of 1986 contains provisions which may further limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests.

The Company has a deferred tax asset for the net operating loss carryforwards of approximately $3,900,000 as of December 31, 1996. This asset has been completely offset by a valuation allowance because the realization criteria set forth in SFAS No. 109 are not currently satisfied.

(9)   ACCRUED COMPENSATION AND OTHER ACCRUED LIABILITIES, AND PREPAID
      ----------------------------------------------------------------
      EXPENSES AND OTHER
      ------------------

The components of accrued compensation and other accrued liabilities are as follows:

                                      December 31,      September 30,
                                     1995      1996         1997
                                   --------  --------   -------------
                                                         (Unaudited)
Accrued commissions and bonuses    $      -  $211,056       $163,421
Accrued vacation                     54,562    81,424        136,366
Accrued sales taxes                  35,798   141,214         49,998
Accrued professional fees            31,769    35,591         86,808
Other accrued liabilities             9,982    33,224         45,651
                                   --------  --------       --------
                                   $132,111  $502,509       $482,244
                                   ========  ========       ========

The components of prepaid expenses and other are as follows:

                                      December 31,      September 30,
                                     1995      1996         1997
                                   --------  --------   -------------
                                                         (Unaudited)
Prepaid commissions                 $44,369  $ 83,934       $220,037
Prepaid deposits                     16,652   141,048        361,225
Other                                17,632    37,792        123,885
                                    -------  --------       --------
                                    $78,653  $262,774       $705,147
                                    =======  ========       ========

(10)  SUBSEQUENT EVENTS (UNAUDITED)
      -----------------------------

On January 29, 1997, the Company approved an increase in the number of stock options which may be granted under the Plan to 4,200,000 shares.

In February 1997, the Company signed a lease commencing March 3, 1997, for new space. Future minimum lease payments under the lease are as follows:

             During the year ended December 31,
             1997                                  $  219,431
             1998                                     516,620
             1999                                     532,119
             2000                                     548,076
             2001                                     564,521
             2002                                     190,020
                                                   ----------
                                                   $2,570,787
                                                   ==========

On November 18, 1997, the Company entered into an Agreement and Plan of Reorganization, and related agreements ("Merger Agreements") with Aspect Development, Inc., a publicly held company. Subject to the terms of the Merger Agreements, the Company will become a wholly-owned subsidiary of Aspect Development, Inc. (the "Merger"). The Merger qualifies under the Company's articles of incorporation as a liquidation event for purposes of determining liquidation preferences for the Company's Senior and Junior Preferred Stock The Merger Agreement provides, among other things, the mode of effecting the Merger and the manner and basis of liquidating and/or converting each issued and outstanding share of Senior Preferred, Junior Preferred and common stock of the Company into shares of common stock of Aspect Development, Inc., and the conversion of options for the Company's common stock then outstanding into options for Aspect Development, Inc.'s common stock. The closing of the Merger will take place after satisfaction or waiver of conditions required of the parties involved as set forth in the Merger Agreements. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and to be accounted for as a pooling of interests pursuant to Accounting Principles Board Opinion No. 16. The Company anticipates closing of the Merger to occur before November 30, 1997.

   (b) Pro forma financial information required by Item 7(b) of Form 8-K, prepared pursuant to Article 11 of Regulation S-X and filed in accordance with
Item 7(b)(2) of Form 8-K:

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information assumes a business combination between Aspect Development, Inc. and CADIS, Inc., is accounted for as a pooling of interests and is based on the respective historical consolidated financial statements and the notes thereto. The pro forma condensed combined balance sheet combines Aspect's September 30, 1997 unaudited consolidated balance sheet with CADIS' September 30, 1997 unaudited consolidated balance sheet. The pro forma statements of operations combine Aspect's and CADIS' historical results for each of the periods indicated below.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had occurred during the periods presented, nor is it necessarily indicative of future operating results or financial positions.

These pro forma financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements, and the related notes thereto, of Aspect contained in the company's report on Form 10-KSB for the year ended December 31, 1996 and on Form 10-QSB for the quarter ended September 30, 1997. The historical consolidated financial statements of CADIS are contained elsewhere in this Form 8-K.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               September 30, 1997
                       AFTER GIVING EFFECT TO THE MERGER
                                 (IN THOUSANDS)

                                                                            PRO FORMA        PRO FORMA
                                          ASPECT             CADIS         ADJUSTMENTS       COMBINED
                                       ------------      ------------     -------------    ------------
               ASSETS
Current assets:
   Cash and cash equivalents                  6,025      $      4,158                        $     10,183
   Short-term investments                    44,209                 -                              44,209
   Accounts receivable, net                   9,004             2,384                              11,388
   Other receivables                              -               105                                 105
   Prepaid expenses and other
   current assets                             2,062               705                               2,767
                                       ------------      ------------     -------------      ------------
     Total current assets                    61,300             7,352                              68,652

Property and equipment, net                   6,034             1,473                               7,507
Other assets, net                             1,594                 -                               1,594
                                       ------------      ------------     -------------      ------------
                                       $     68,928      $      8,825                        $     77,753
                                       ============      ============     =============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                    $      1,164      $        482                        $      1,646
   Other accrued liabilities                  4,477               482     $       4,312 (2)         9,271
   Deferred revenue                           6,818             1,556                               8,374
   Capital lease obligations -                  381                 -                                 381
   current portion
   Third-party royalties and fees               791                 -                                 791
                                       ------------      ------------     -------------      ------------
     Total current liabilities               13,631             2,520             4,312            20,463

Capital lease obligations                        90                49                                 139
Other long term liabilities                       -               330                                 330
Redeemable convertible preferred                  -            23,761           (23,761) (1)            -
 stock
Redeemable preferred stock                        -             1,986            (1,986)                -

Stockholders' equity:
   Common stock                              51,980             3,576            25,747  (1)       81,303
   Retained earnings (Accumulated             4,138           (23,378)           (4,312) (2)      (23,552)
   deficit)
   Accumulated translation                     (172)              (19)                               (191)
   adjustment
   Notes receivable from                       (320)                -                                (320)
   stockholders
   Deferred stock compensation                 (419)                -                                (419)
                                       ------------      ------------     -------------      ------------
     Total stockholders' equity              55,207           (19,821)                             54,835
                                       ------------      ------------     -------------      ------------
                                       $     68,928      $      8,825     $                  $     77,753
                                       ============      ============     =============      ============

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                            ASPECT DEVELOPMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                       AFTER GIVING EFFECT TO THE MERGER
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                  Nine Months Ended
                                                            Year Ended December 31,                 September 30,
                                                    ------------------------------------      ----------------------
                                                       1994          1995          1996          1996          1997
                                                    --------      --------      --------      --------      --------
Revenues:
     Licenses                                   $      3,998     $   8,123     $  16,043     $  10,980     $  17,879
     Subscription and maintenance                      2,974         5,141         9,392         6,520         9,471
     Service and other                                 2,327         2,299         5,023         3,316         5,736
                                                    --------      --------      --------      --------      --------
          Total revenues                               9,299        15,563        30,458        20,816        33,086

Cost of revenues
     Cost of licenses                                    197           298           612           427           298
     Cost of subscription and maintenance                735         1,142         1,206           920         1,831
     Cost of service and other revenues                1,634         1,291         2,689         1,480         3,504
                                                    --------      --------      --------      --------      --------
          Total cost of revenues                       2,566         2,731         4,507         2,827         5,633

Gross profit                                           6,733        12,832        25,951        17,989        27,453

Operating expenses
     Research and development                          4,012         6,031         8,762         6,341         7,918
     Sales and marketing                               3,982         7,128        13,540         9,280        18,099
     General and administrative                        1,629         2,253         4,030         2,893         3,736
                                                    --------      --------      --------      --------      --------
          Total operating expenses                     9,623        15,412        26,332        18,514        29,753

Income (loss) from operations                         (2,890)       (2,580)         (381)         (525)       (2,300)
Interest Income and other income (expense),
 net                                                      66           185         1,596           876         1,837

                                                    --------      --------      --------      --------      --------
Income (loss) before income taxes                     (2,824)       (2,395)        1,215           351          (463)
Provision for income taxes (4)                           144           150           330           181         1,593
Net income (loss)                               $     (2,968)    $  (2,545)    $     885     $     170     $  (2,056)
                                                    ========      ========      ========      ========      ========
Net income (loss) per share                     $      (0.54)    $   (0.38)    $    0.06     $    0.01     $   (0.15)
Number of shares used in computing per share
 amounts (1)                                           5,498         6,754        13,870        13,408        13,946




   See accompanying notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) The pro forma condensed combined financial statements reflect the issuance of 0.081539 Aspect common shares for each outstanding share of CADIS common stock, and a range of issuances from 0.021368 to 0.180179 of Aspect common shares for outstanding shares of CADIS preferred and junior preferred stock.

(2) The combined company expects to incur charges to operations totaling $4.3 million primarily in the quarter in which the Merger is consummated to reflect direct transaction costs of approximatey $1.8 million and additional anticipated costs of approximately $2.5 million associated with integrating the two companies. Costs of integrating the companies are expected to include employee severance and facilities consolidation. Accordingly, an estimated charge of $4.3 million is reflected in the pro forma condensed combined balance sheet as a reduction to retained earnings and an increase to accrued liabilities. The estimated charge is not reflected in the pro forma condensed combined statement of operations data.

(3) There were no material transactions between Aspect and CADIS during any period presented. In addition, it is expected that the impact of any conforming accounting policies will not be material.

(4) No benefit has been taken for the net operating loss carryforwards of CADIS due to the cumulative losses incurred by the combined entities from inception through September 30, 1997.

  (c)  Exhibits
       --------

       Exhibit No.  Description
       -----------  -----------

          2.1(1) Agreement and Plan of Reorganization dated November 18, 1997 among Aspect Development, Inc., Hawaii Acquisition Corporation and CADIS, Inc.

          2.2(1) Amendment to Agreement and Plan of Reorganization dated November 21, 1997 among Aspect Development, Inc., Hawaii Acquisition Corporation and CADIS, Inc.

          99.1(1) Press Release dated November 18, 1997 announcing the execution of the Reorganization Agreement.

          99.2(1) Press Release dated December 1, 1997 announcing the effectiveness of the Merger.



(1)  Filed with the Registrant's Report on Form 8-K on December 10, 1997.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Aspect Development, Inc.


February 9, 1998                    By:   /s/ David S. Dury
                                        -----------------------------------
                                        David S. Dury
                                        Vice President and Chief Financial
                                        Officer

                                 INDEX TO EXHIBITS


Exhibit No.  Description
-----------  -----------

2.1(1) Agreement and Plan of Reorganization dated November 18, 1997 among Aspect Development, Inc., Hawaii Acquisition Corporation and CADIS, Inc.

2.2(1) Amendment to Agreement and Plan of Reorganization dated November 21, 1997 among Aspect Development, Inc., Hawaii Acquisition Corporation and CADIS, Inc.

99.1(1) Press Release dated November 18, 1997 announcing the execution of the Reorganization Agreement.

99.2(1) Press Release dated December 1, 1997 announcing the effectiveness of the Merger.



(1)  Filed with the Registrant's Report on Form 8-K on December 10, 1997.